Exhibit 16.1

October 19, 2015

Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We are currently principal accountants for Cyberonics, Inc. and, under the date of June 15, 2015, we reported on the consolidated financial statements of Cyberonics, Inc. as of and for the years ended April 24, 2015 and April 24, 2014, and the effectiveness of internal control over financial reporting as of April 24, 2015. On October 19, 2015, we were notified that LivaNova plc engaged PricewaterhouseCoopers, SpA as its principal accountant to audit the financial statements of LivaNova plc and its consolidated subsidiaries for the fiscal period beginning April 25, 2015 and ending December 31, 2015 and that the auditor-client relationship with KPMG LLP will cease upon completion by KPMG LLP of its review, in accordance with auditing standards generally accepted in the United States of America, applicable to the interim financial information of Cyberonics, Inc. to be included in the Transition Report on Form 10-Q to be filed by LivaNova plc with the Securities and Exchange Commission for the period beginning on April 25, 2015 and ending on October 19, 2015 and under the assumption that KPMG LLP is able to perform such review, which is contingent upon KPMG completing its independence review of LivaNova plc (inclusive of Sorin S.p.A.). We have read LivaNova plc’s statements included under Item 4.01 of its Form 8-K dated October 19, 2015, and we agree with such statements, except that we are not in a position to agree or disagree with LivaNova plc’s statement that the Audit Committee of LivaNova plc’s board of directors approved the engagement of PricewaterhouseCoopers S.p.A. or with LivaNova plc’s statements in Item 4.01(b).

Very truly yours,

/s/ KPMG LLP